Exhibit 99.1

ADEPTUS HEALTH INC. ADDS NEW BOARD MEMBER

Lewisville, Texas — June 19, 2015 — Adeptus Health Inc. (NYSE:ADPT) (the “Company”), the largest operator of freestanding emergency rooms in the U.S., today announced the appointment of Stephen M. Mengert to serve on the Company’s Board of Directors.  Mr. Mengert will also serve on the Board’s Audit and Nominating and Corporate Governance committees.

“Steve brings valuable healthcare experience and financial expertise to the Board and management team as we continue to deliver the highest quality medical care to a growing list of communities. We are delighted to welcome him to Adeptus Health’s Board of Directors,” said Thomas S. Hall, Chairman and CEO of Adeptus Health Inc.

Mr. Mengert has been a senior financial executive for over twenty years, most recently serving as the Chief Financial Officer (CFO) of MedSolutions, Inc. from 2006 to 2011 and as the CFO of Matria Healthcare from 2002 to 2006.  Prior to this, he was a partner at Tatum CFO Partners, LLP and served as CFO of Tatum client companies in the technology and healthcare sectors.  Mr. Mengert also served as Senior Vice President and CFO at both Pediatric Services of America and Rehability Corp.

He currently serves on the Board of Directors of Informed Medical Decisions, Inc.  Mr. Mengert holds a bachelor’s degree in business administration and a master’s degree in business administration from Georgia State University.

#####

About Adeptus Health Inc.

Adeptus Health Inc. owns and operates First Choice Emergency Room in Texas and, in partnership with University of Colorado Health (UCHealth), in Colorado. Together with Dignity Health, the company also owns and operates Dignity Health Arizona General Hospital and a freestanding emergency room in the Phoenix area.  First Choice Emergency Room (FCER.com) is the nation’s largest and oldest network of independent freestanding emergency rooms. It is revolutionizing the delivery of emergency medical services for adult and pediatric emergencies by offering patients convenient, neighborhood access to emergency medical care. First Choice Emergency Room facilities are innovative, freestanding, and fully equipped emergency rooms with a complete radiology suite of diagnostic technology (CT scanner, Ultrasound, and Digital X-ray) and on-site laboratory. All First Choice Emergency Room locations are staffed with board-certified physicians and emergency trained registered nurses. According to patient feedback collected by Press Ganey Associates Inc., First Choice Emergency Room provides the highest quality emergency medical care and received the 2014 and 2013 Press Ganey Guardian of Excellence Award for exceeding the 95th percentile in patient satisfaction nationwide. First Choice Emergency Room currently has facilities in Austin, Dallas/Fort Worth, Houston and San Antonio in Texas. In Colorado, facilities are in Colorado Springs and Denver in partnership with University of Colorado Health (UCHealth).  Dignity Health Arizona General Hospital is a full service general hospital in the Phoenix area. Arizona General Hospital has inpatient rooms, state-of-the-art Operating Rooms, an Emergency Department, a high complexity laboratory, and a full radiology suite.

Investor Relations Contact:

Susan A. Noonan

S.A. Noonan Communications, LLC

Tel: (212) 966-3650

Email: susan@sanoonan.com

Media Contact:

Jackie Zupsic

Hill+Knowlton Strategies

Tel: (212) 885-0590

Email: jackie.zupsic@hkstrategies.com